Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Whit Clay – Sloane & Company
	408-519-9677	212-446-1864
	ir@tivo.com	wclay@sloanepr.com

TIVO ANNOUNCES RESULTS FOR THIRD QUARTER ENDED OCTOBER 31, 2007

•	Adjusted EBITDA was $0.3 million, considerably ahead of guidance

•	Net loss was ($8.2) million

•	Goal of getting closer to Adjusted EBITDA breakeven for the year on track

•	Announced relationship with NCTA and cable industry to enable cable operator installation and other support for TiVo standalone boxes

•	Entered into strategic partnership with NBC to provide their advertisers with a comprehensive set of interactive advertising and audience research solutions

•	Deal with Nero to bring the TiVo experience to the PC user

•	Bolsters international presence with launch of TiVo service at retail in Canada

ALVISO, Calif. – November 28, 2007 – TiVo Inc. (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), today reported financial results for the third quarter ended October 31, 2007.

“This was another solid quarter for TiVo as we continued to improve our financial profile by posting substantially better than guided Adjusted EBITDA of $0.3 million and net loss of ($8.2) million,” said Tom Rogers, CEO of TiVo. “In terms of the newer elements of our business driving long-term growth: in mass distribution, Comcast is now available in some non-employee subscriber homes in the greater Boston area with full marketing of TiVo service to begin shortly; we are moving forward on the international front with a launch of TiVo in Canada at retail; in our advertising business, we announced a multi-year partnership with NBC to provide their advertisers with both interactive advertising solutions and audience research and measurement tools; and we made progress on our litigation with EchoStar, which is moving closer to resolution.

“On the standalone side of the business, this quarter was about making clear that this part of the business can be developed without undermining the ability of the emerging businesses to grow. For example, the more popularly priced TiVo HD is now fully available to consumers and is offered at new retail outlets such as Costco and Sears. Additionally, we made substantial progress in solidifying our relationships with the cable industry, ensuring easier installation of our CableCARD products and underscoring the cable industry’s recognition of TiVo’s importance to their subscribers. Finally, we have added even more differentiated features that are all coming together to prove that TiVo is not only a Digital Video Recorder, but a Digital Video Receiver, highlighted by this quarter’s announcement with Rhapsody, which delivers over four million songs to the home.”

For the third quarter, service and technology revenues were $58.3 million, compared with $52.5 million for the same period last year. TiVo reported a net loss of ($8.2) million and a net loss per share of ($0.08), compared to a net loss of ($11.1) million, or ($0.12) per share, for the third quarter of last year. Adjusted EBITDA was $0.3 million, compared to a loss of ($6.0) million in the year-ago period and guidance for the third quarter of fiscal year 2008 of a ($5.0) million to ($8.0) million loss.

“In terms of our mass distribution strategy, our service on Comcast is now available in some non-employee subscriber homes and full marketing efforts will begin shortly in the greater Boston area. We are very excited by the emphasis that Comcast has placed on this product within its organization and their plans to aggressively market it at a $2.95 up-charge as well as through packaged bundles and win-back offers. Further, we are pleased with Comcast’s plans to promote and market the value of the TiVo experience, which will leverage many of their marketing assets including cross-channel TV.

“Also on the distribution front, we recently announced that we have joined forces with Windstream Communications, a telecommunications company that provides voice, broadband, and video services, to market the TiVo service bundled with its core wireline and other services to their over three million subscribers.”

Mr. Rogers continued, “On the international front, we took another significant step forward this quarter as TiVo will now be available in Canada beginning in early December at Best Buy and other major retailers. Given our relationship with Canadian retailers and our distributor, we will be operating on a more efficient marketing basis. We believe that international distribution of TiVo is an important component of our future business mix and see a tremendous amount of opportunity through partnerships, where upside is strong and financial risks are limited. In addition, this quarter the leading cable operator in Mexico City, Cablevision Mexico, began rolling-out the TiVo service.

“We also recently announced a deal with Nero, a leading provider of digital multimedia solutions, to develop a software solution that will bring the TiVo experience to users receiving their television signals through a computer. This deal provides us with another opportunity to deliver our unique user interface and differentiated feature set globally, as it addresses the estimated 50 million PC tuners expected to sell worldwide by 2011, most of which are expected to be purchased outside the U.S.

“This quarter we also saw progress in both our advertising sales and Audience Research and Measurement (ARM) businesses. First, we have entered a strategic relationship with NBC to provide their advertisers with access to certain TiVo interactive advertising solutions capabilities including Interactive Advertising Tags to target fast-forwarding viewers. NBC has also subscribed to our Stop||Watch™ Ratings Service, which provides second-by-second analytics on viewer behavior. This is the first time a network has entered into a subscription for this unique data, which provides insight into the viewership patterns of DVR homes. NBC’s subscription underscores the tremendous value that we are bringing to solve the significant strategic challenges television industry participants face in the age of the DVR.

“Additionally, we recently announced that Starcom is the first media agency to sign up for our Power||Watch™ Consumer Panel, a new research offering providing advertisers access to demographic data for 20,000 households who opt-in to our consumer panel. Finally, we announced a deal with Carat, one of the largest media buying shops and among the fastest growing marketing communications groups worldwide, to provide their clients with access to TiVo’s Stop||Watch and Power||Watch services. These deals significantly strengthen our research offering and bolster ARM’s long-term financial potential.

“In terms of litigation, our case against EchoStar is moving closer to resolution. We were pleased with our presentation of oral arguments before the Court of Appeals and believe that our arguments were well presented on appeal.”

TiVo-Owned subscription gross additions for the third quarter were 69,000, compared to 101,000 gross additions for the year-ago period. Overall, TiVo-Owned subscriptions increased slightly to 1.7 million from 1.6 million in the year ago-period. As expected, TiVo reported a net decline in DIRECTV TiVo subscriptions during the period as DIRECTV is no longer deploying new TiVo boxes. Cumulative total subscriptions as of October 31, 2007 were 4.1 million. Additionally, the monthly churn rate was 1.3% compared to 1.0% in the year-ago period and 1.2% in the second quarter.

Mr. Rogers continued, “In addition to the many new initiatives that will provide catalysts for growth over the long-term for TiVo, during the quarter we have also seen progress in the growth opportunities related to our standalone business.

“Through our recent announcement with the National Cable & Telecommunications Association (NCTA), we have significantly strengthened our relationship with the cable industry in two very meaningful ways. First, we have entered into an agreement with the cable industry that will ensure TiVo Series3 and TiVo HD standalone box users can access and enjoy the multitude of programming that will be delivered through switched digital video technology. Second, the cable industry has agreed, as part of the switched digital solution, to take additional steps to improve installation, including cable installers being part of the TiVo installation process, so that TiVo users have an easy and satisfying installation process. By having additional cable installer involvement, at no cost to TiVo, to ensure the set-up process is successful, we believe both TiVo and cable operators will benefit by having increased subscriber goodwill.

“In addition, as a result of our constructive conversations, TiVo and the cable industry have come to an agreement on a blue-print for a retail TiVo DVR using the cable industry’s OpenCable Application Platform that will have full two-way cable service functionality. While the technical specifications are still being worked out, such a set-top box will mean TiVo subscribers will be able to get full access to cable VOD and other two-way cable services. This could also mean that a standalone TiVo offering could fully substitute for a cable operator set-top box. This understanding was communicated yesterday to the FCC through an ex parte filing by TiVo. We believe that this dialogue with the cable industry has been very constructive, and demonstrates the cable industry’s genuine desire to work with TiVo, not to mention the clear recognition that TiVo is an important offering for cable subscribers.

“We also continue to drive efficiency in our standalone business as we keep a sharp eye on its impact on Adjusted EBITDA. For instance, because we were able to launch TiVo HD with no hardware subsidy in the direct channel, it allows us to continue to make progress on reducing the overall level of marketing resources directed toward the standalone business. We are also working to make our various advertising programs more efficient.

“Finally, our broadband strategy has gained traction this quarter. There are more than 15,000 titles now available to TiVo users through Amazon Unbox and more than 4 million songs available to TiVo subscribers through Rhapsody. Importantly, we are finding that TiVo’s broadband content offerings have strengthened our relationship with consumers as churn is significantly less for broadband connected users. Additionally, over the last year there have been more than 12 million downloads of TiVoCast content. We believe that just as the music world quickly became on-demand, a-la-carte, the television industry will be fully focused on providing broadband video straight to the television in the same way. Because user interface, search and advertising will be the critical underpinnings of any broadband video offering, and because we have pioneered the only comprehensive solution to those elements, we believe that we are very well positioned to be the leaders in offering the best a-la-carte on-demand consumer experience.”

Mr. Rogers concluded, “We believe that this quarter was an important one in terms of capitalizing on the growth opportunities we have in front of us, both in our standalone business and in the newer areas of our business that are beginning to show positive results. We believe that we have right pieces in place to move the business forward and have great confidence that we will.”

Management Provides Financial Guidance

For the fourth quarter of fiscal 2008, TiVo anticipates service and technology revenues in the range of $58 million to $60 million, a net loss in the range of ($9.0) million to ($12.0) million, and an Adjusted EBITDA loss in the range of ($2.0) million to ($5.0) million.

This financial guidance is based on information available to management as of November 28, 2007. TiVo expressly disclaims any duty to update this guidance.

Management’s guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the third quarter financial and operating results and guidance outlook at 2:00 pm PT (5:00 pm ET), today, November 28, 2007. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the Webcast or dial (888) 661-5167 (no password required). The Webcast will be archived and available through December 5, 2007 at www.tivo.com/ir or by calling (719) 457-0820 and entering the conference ID number 6740325.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO) pioneered a brand new category of products with the development of the first commercially available digital video recorder (DVR). Sold through leading consumer electronic retailers and our website, TiVo has developed a brand which resonates boldly with consumers as providing a superior television experience. Through agreements with leading satellite and cable providers, TiVo also integrates its DVR service features into the set-top boxes of mass distributors. TiVo’s DVR functionality and ease of use, with such features as Season Pass™ recordings and WishList® searches and TiVo KidZone, have elevated its popularity among consumers and have created a whole new way for viewers to watch television. With a continued investment in its patented technologies, TiVo is revolutionizing the way consumers watch and access home entertainment. Rapidly becoming the focal point of the digital living room, TiVo’s DVR is at the center of experiencing new forms of content on the TV, such as broadband delivered video, music and photos. With innovative features, such as TiVoToGo™ transfers and online scheduling, TiVo is expanding the notion of consumers experiencing “TiVo, TV your way. ®” The TiVo® service is also at the forefront of providing innovative marketing solutions for the television industry, including a unique platform for advertisers and audience research measurement.

TiVo, ‘TiVo, TV your way.’ Season Pass, WishList, TiVoToGo, Stop||Watch, Power||Watch, and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2007 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s future profitability and financial guidance, TiVo’s ability to get closer to Adjusted EBITDA breakeven for fiscal year 2008, distribution of the TiVo service with Comcast, Cablevision Mexico, Nero, Windstream, and in Canada, growth and innovation in TiVo’s advertising and audience research measurement business, growth in TiVo’s broadband offerings, future availability of a two-way functional standalone DVR model and PC software solution, the outcome of our litigation with EchoStar, and financial performance. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Risk Factors” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 and subsequent reports filed with the SEC. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share and share amounts)

(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Revenues
Service revenues	$52,940	$49,000	$160,471	$145,381
Technology revenues	5,339	3,527	12,355	14,992
Hardware revenues	17,240	13,476	25,732	21,698

Net revenues	75,519	66,003	198,558	182,071
Cost of revenues
Cost of service revenues (1)	10,738	10,820	30,957	30,883
Cost of technology revenues (1)	4,912	3,006	12,115	13,373
Cost of hardware revenues	29,114	31,925	68,033	68,678

Total cost of revenues	44,764	45,751	111,105	112,934

Gross margin	30,755	20,252	87,453	69,137

Research and development (1)	14,049	12,221	43,364	37,973
Sales and marketing (1)	5,967	5,450	16,651	15,736
Sales and marketing, subscription acquisition costs	9,050	5,016	23,855	10,852
General and administrative (1)	11,106	9,811	32,720	35,961

Total operating expenses	40,172	32,498	116,590	100,522

Loss from operations	(9,417)	(12,246)	(29,137)	(31,385)
Interest income	1,218	1,291	3,965	3,341
Interest expense and other	(45)	(133)	81	(165)

Loss before income taxes	(8,244)	(11,088)	(25,091)	(28,209)
Provision for income taxes	—	(4)	(8)	(35)

Net loss	$(8,244)	$(11,092)	$(25,099)	$(28,244)

Net loss per common share - basic and diluted	$(0.08)	$(0.12)	$(0.26)	$(0.32)

Weighted average common shares used to calculate basic and diluted net loss per share	97,611,001	91,930,061	97,174,771	87,680,571

(1) Includes stock-based compensation expense as follows :
Cost of service revenues	$178	$129	$513	$353
Cost of technology revenues	726	236	1,693	682
Research and development	1,797	1,608	5,392	4,177
Sales and marketing	660	474	1,468	1,264
General and administrative	3,899	1,636	8,076	4,257

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(unaudited)

	October 31, 2007	January 31, 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$42,296	$89,079
Short-term investments	40,162	39,686
Accounts receivable, net of allowance for doubtful accounts of $1,132 and $271	25,880	20,641
Inventories	22,466	29,980
Prepaid expenses and other, current	3,738	3,071

Total current assets	134,542	182,457
LONG-TERM ASSETS
Property and equipment, net	12,372	11,706
Purchased technology, capitalized software, and intangible assets, net	14,333	16,769
Prepaid expenses and other, long-term	1,901	1,018

Total long-term assets	28,606	29,493

Total assets	$163,148	$211,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$25,350	$37,127
Accrued liabilities	25,862	36,542
Deferred revenue, current	58,992	64,872

Total current liabilities	110,204	138,541
LONG-TERM LIABILITIES
Deferred revenue, long-term	38,286	54,851
Deferred rent and other	888	1,562

Total long-term liabilities	39,174	56,413

Total liabilities	149,378	194,954
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001:
Authorized shares are 10,000,000;
Issued and outstanding shares - none	—	—
Common stock, par value $0.001:
Authorized shares are 150,000,000;
Issued shares are 99,028,387 and 97,311,986, respectively and outstanding shares are 98,900,908 and 97,231,483, respectively	99	97
Additional paid-in capital	781,461	759,314
Accumulated deficit	(766,944)	(741,845)
Less: Treasury stock, at cost - 127,479 and 80,503 shares, respectively	(846)	(570)

Total stockholders’ equity	13,770	16,996

Total liabilities and stockholders’ equity	$163,148	$211,950

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(unaudited)

	Nine Months Ended October 31,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(25,099)	$(28,244)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment and intangibles	7,651	5,815
Stock-based compensation expense	17,142	10,733
Inventory write-down	8,961	—
Loss on inventory barter transaction and utilization of trade credits	1,124	—
Changes in assets and liabilities:
Accounts receivable, net	(5,239)	(7,189)
Inventories	(4,221)	(23,168)
Prepaid expenses and other	100	4,167
Accounts payable	(11,143)	3,853
Accrued liabilities	(10,680)	(4,652)
Deferred revenue	(22,445)	(17,331)
Deferred rent and other long-term liabilities	(674)	804

Net cash used in operating activities	$(44,523)	$(55,212)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(26,976)	(13,502)
Sales of short-term investments	26,500	4,350
Acquisition of property and equipment	(6,140)	(6,115)
Acquisition of capitalized software and intangibles	(375)	(13,125)

Net cash used in investing activities	$(6,991)	$(28,392)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock, net	—	64,516
Proceeds from issuance of common stock related to exercise of warrants	—	3,330
Proceeds from issuance of common stock related to exercise of common stock options	3,181	8,638
Proceeds from issuance of common stock related to employee stock purchase plan	1,826	1,290
Treasury Stock - repurchase of stock for tax withholding	(276)	(570)

Net cash provided by financing activities	$4,731	$77,204

NET DECREASE IN CASH AND CASH EQUIVALENTS	$(46,783)	$(6,400)

CASH AND CASH EQUIVALENTS:
Balance at beginning of period	89,079	85,298

Balance at end of period	$42,296	$78,898

TIVO INC.

OTHER DATA

	Three Months Ended October 31,		Nine Months Ended October 31,
	2007	2006	2007	2006
Net income (loss)	$(8,244)	$(11,092)	$(25,099)	$(28,244)
Add back:
Depreciation & amortization	2,445	2,217	7,651	5,815
Interest income & expense	(1,201)	(1,246)	(3,925)	(3,294)
Provision for income tax	—	4	8	35

EBITDA	(7,000)	(10,117)	(21,365)	(25,688)
Stock-based compensation	7,260	4,083	17,142	10,733

Adjusted EBITDA	$260	$(6,034)	$(4,223)	$(14,955)

EBITDA and Adjusted EBITDA Results. TiVo’s “EBITDA” means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo’s “Adjusted EBITDA” is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. TiVo’s EBITDA and Adjusted EBITDA results are calculated by adjusting GAAP net income to exclude the effects of items that management believes are not directly related to the underlying performance of TiVo’s core business operations. A table reconciling TiVo’s EBITDA and Adjusted EBITDA to GAAP net income is included with the condensed consolidated financial statements attached to this release. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to compare our core operating results over multiple periods. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company’s workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended October 31,
(Subscriptions in thousands)	2007	2006
TiVo-Owned Subscription Gross Additions	69	101
Subscription Net Additions/(Losses):
TiVo-Owned	4	53
MSOs/Broadcasters	(134)	(37)

Total Subscription Net Additions	(130)	16
Cumulative Subscriptions:
TiVo-Owned	1,712	1,625
MSOs/Broadcasters	2,355	2,809

Total Cumulative Subscriptions	4,067	4,434
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	60%	55%

Included in the 4,067,000 subscriptions are approximately 190,000 lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.

TIVO INC.

OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended October 31,
TiVo-Owned Churn Rate	2007	2006
	(In thousands)
Average TiVo-Owned subscriptions	1,708	1,596
TiVo-Owned subscription cancellations	(65)	(48)

TiVo-Owned Churn Rate per month	-1.3%	-1.0%

TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities for our low cost product offerings, and increased price sensitivity may cause our TiVo-Owned Churn Rate per month to increase.

We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,		Twelve Months Ended October 31,
Subscription Acquisition Costs	2007	2006	2007	2006
	(In thousands, except SAC)		(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$9,050	$5,016	$33,770	$16,803
Hardware revenues	$(17,240)	$(13,476)	$(45,622)	$(35,833)
Cost of hardware revenues	$29,114	$31,925	$111,567	$107,489

Total Acquisition Costs	20,924	23,465	99,715	88,459

TiVo-Owned Subscription Gross Additions	69	101	330	487
Subscription Acquisition Costs (SAC)	$303	$232	$302	$182

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. In the first fiscal quarter of 2008, we revised our definition of total acquisition costs. We now define total acquisition costs as sales and marketing, subscription acquisition costs less net hardware revenues (defined as gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third parties subscription gross additions, such as MSOs/Broadcasters’ gross additions with TiVo subscriptions, in our calculation of SAC because we incur limited or no acquisition costs for these new subscriptions. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended October 31,
TiVo-Owned Average Revenue per Subscription	2007	2006
	(In thousands, except ARPU)
Total Service revenues	$52,940	$49,000
Less: MSOs/Broadcasters-related service revenues	(6,599)	(7,573)

TiVo-Owned-related service revenues	46,341	41,427
Average TiVo-Owned revenues per month	15,447	13,809
Average TiVo-Owned per month subscriptions	1,708	1,596

TiVo-Owned ARPU per month	$9.04	$8.65

	Three Months Ended October 31,
MSOs/Broadcasters Average Revenue per Subscription	2007	2006
	(In thousands, except ARPU)
Total Service revenues	$52,940	$49,000
Less: TiVo-Owned-related service revenues	(46,341)	(41,427)

MSOs/Broadcasters-related service revenues	6,599	7,573
Average MSOs/Broadcasters revenues per month	2,200	2,524
Average MSOs/Broadcasters per month subscriptions	2,422	2,837

MSOs/Broadcasters ARPU per month	$0.91	$0.89

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including subscription fees, advertising, and audience research measurement. ARPU does not include rebates, revenue share and other payments to channel that reduce our GAAP revenues. As a result, you should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.

We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs/Broadcaster-related service revenues (which includes MSOs/Broadcasters’ subscription service revenues and MSOs/Broadcasters’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.

We calculate ARPU per month for MSOs/Broadcasters’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs/Broadcasters’-related service revenues by the average MSOs/Broadcasters’ subscriptions for the period. The above table shows this calculation.

Beginning in February 2006, pursuant to the most recent amendment of our agreement with DIRECTV, TiVo defers a portion of the DIRECTV subscription fees equal to the fair value of the undelivered development services. Additionally, beginning in February 2007, DIRECTV began paying us a monthly fee for all DIRECTV households with DIRECTV receivers with TiVo service similar to the lower amount paid by DIRECTV for households with DIRECTV receivers with TiVo service deployed since March 15, 2002, subject to a monthly minimum payment by DIRECTV.